Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Regulus Therapeutics Inc.

We consent to the use of our report dated February 9, 2012, with respect to the financial statements of Regulus Therapeutics Inc., incorporated by reference into the Registration Statements (Form S-3 Nos. 333-175694, 333-140076, 333-138586, 333-131233, 333-129905 and Form S-8 Nos. 333-172370, 333-165105, 333-157633, 333-148114, 333-127450, 333-116151) and related Prospectus of Alnylam Pharmaceuticals, Inc., which report is included in Alnylam Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Diego, California

February 9, 2012